Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2011 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-177357) and related Prospectus of First Data Corporation for the registration of $3,000,000,000 of its 12.625% Senior Notes due 2021.

/s/ Ernst & Young LLP

Denver, Colorado

November 14, 2011